Exhibit 99.1
                                                                    ------------


FOR  IMMEDIATE  RELEASE


                             VSOURCE, INC. ANNOUNCES
                    DECISION TO APPEAL NASDAQ'S DETERMINATION
                         TO DELIST VSOURCE COMMON STOCK


VENTURA, CALIF. -- JULY 31, 2001 -- Vsource, Inc. [Nasdaq:VSRC] ("Vsource") today announced that on July 24, 2001 it received a notice from the Nasdaq Stock Market, Inc. ("Nasdaq") of its determination that Vsource had failed to comply with the requirement that its minimum bid price be higher than $1.00 for the continued listing of its shares of Common Stock on the Nasdaq National Market System ("Nasdaq NMS"), as set forth in Nasdaq's Marketplace Rule No. 4450(a)(5). Pursuant to Marketplace Rule No. 4310(c)(8)(B), the Company's Common Stock is subject to delisting from the Nasdaq NMS at the opening of business on August 1, 2001.

Vsource, in accordance with Nasdaq's Marketplace Rule No. 4815(b), has requested an oral hearing before a Nasdaq Listing Qualifications Panel (the "Panel") to appeal Nasdaq's determination. Vsource has been advised by Nasdaq that, pending the Panel's decision, there will be a stay on the delisting of its Common Stock. At the oral hearing, the Company intends to present a plan for addressing the minimum bid price requirement, though there can be no assurance that the Panel will grant the Company's request for continued listing. The plan, subject to approval of the shareholders at the upcoming 2001 Shareholders Meeting, is expected to include a reverse split of the Common Stock of the Company.


About  Vsource

Vsource, Inc. is a publicly traded company focused on providing Business Process Outsourcing (BPO) and technology services to multinationals, Asian conglomerates and leading technology companies wanting to streamline operations in the Asia-Pacific region. Vsource's range of services and infrastructure include business consulting, globalization services, customer relationship management


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(CRM),  payment  and  financial services and supply chain management.  Vsource's customers include Fortune500/Global 2000 companies such as Gateway, 3Com and EMC and other companies active in the Asia-Pacific region such as Cosine Communications and Miller Freeman. For more information, visit the Company's Web site: www.vsource.net
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Forward  Looking  Statements
----------------------------

Some of the statements in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance and achievements expressed or implied by these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee that future results, levels of activity, performance or achievements will be attained. Moreover, neither management nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                       ###

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Contacts:

     Vsource  Inc.
     Sandford  T.  Waddell,  805/677-6720
     waddell@vsource.net
     -------------------
     or
     Magnum  Financial  Group  LLC  (Investor  Relations)
     Rana  Thomas,  213/488-0443
     rthomas@magnumfinancial.com
     ---------------------------
     or
     Hilary  Kaye  Associates  Inc.  (Media  Relations)
     Joan  Murray,  714/426-0444,  ext.  204
     jmurray@hkamarcom.com
     ---------------------


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